                                                          Page 17 of 27 pages

                                    EXHIBIT 5

                 AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT
                 ----------------------------------------------


        THIS AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (this "Agreement") is made as of the 18th day of February, 2000 by and between S3 INCORPORATED, a Delaware corporation (the "Company") and VIABASE, INC. (BVI), a corporation organized under the laws of the British Virgin Islands (the "Investor").

        WHEREAS, the Company and the Investor have entered into an Investor Rights Agreement dated as of September 20, 1999 (the "Investor Rights Agreement") in connection with the purchase by the Investor of shares (the "September Shares") of Common Stock (as defined below);

        WHEREAS, the Company and the Investor have entered into that certain Stock Purchase Agreement between the Company and the Investor dated as of December 23, 1999 (the "Stock Purchase Agreement") whereby the Investor agreed to purchase and the Company agreed to sell and issue to the Investor shares (the "December Shares" and, together with the September Shares, the "Shares") of common stock, $0.0001 par value, of the Company; and

        WHEREAS, in connection with the purchase and sale of the December Shares, the Company and the Investor desire to amend and restate the Investor Rights Agreement to provide for the rights of the Investor with respect to the registration of the December Shares according to the terms of this Agreement.

        NOW THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

        1.      DEFINITIONS.

        1.1 The term "Commission" means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

        1.2 The term "Common Stock" means the common stock, par value $0.0001 per share, of the Company, and excludes any securities convertible into, exchangeable for or otherwise derivative of such Common Stock.

        1.3 The term "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

        1.4 The term "Form S-3" means such form under the Securities Act as in effect on the date hereof or any form for the registration of securities subsequently adopted by the Commission in lieu of Form S-3 that permits the inclusion or incorporation of information by reference to other documents filed with the Commission.

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                                                            Page 18 of 27 pages

        1.5 The term "Holder" means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with
Section 9 hereof;

        1.6 The terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document;

        1.7 The term "Registrable Securities" means (i) the Shares and (ii) Common Stock issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, the Shares, excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which such person's registration rights are not assigned; provided, however, that any shares previously sold to the public pursuant to a registered public offering or pursuant to Rule 144 under the Securities Act shall cease to be Registrable Securities.

        1.8 The term "Securities Act" means the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

        1.9 All other capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement to which this Exhibit A is attached.

        2.      DEMAND REGISTRATION ON FORM S-3.

        2.1 If the Company shall receive a written request from the Holders of at least 40% of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of at least 400,000 shares (as adjusted for stock splits, dividends and other similar occurrences that may take place after the Closing Date) of Registrable Securities, then the Company shall:

        (i) promptly give written notice of the proposed registration to all other Holders; and

        (ii) as soon as practicable, subject to the limitations set forth in this Section 2, use all reasonable efforts to effect such registration on Form S-3 (including, without limitation, filing post-effective amendments, appropriate qualifications under applicable blue sky or other state securities laws, and appropriate compliance with the Securities Act) and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Holder or Holders joining in such request as are specified in a written request received by the Company within ten (10) days after such written notice from the Company is mailed or delivered.

        The Company shall not be obligated to effect, or to take any action to effect, any such registration pursuant to this Section 2:


                                      -2-
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                                                            Page 19 of 27 pages

                (A) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification, or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

                (B) After the Company has initiated two such registrations pursuant to this Section 2; or

                (C) During the period starting with the date sixty (60) days prior to the Company's good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a Company-initiated registration (other than a registration of securities with respect to an employee benefits plan); provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective;

        2.2 Subject to clauses (A) through (C) of Section 2.1, the Company shall file a Form S-3 registration statement covering the Registrable Securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders but in no event later than 20 calendar days after receipt of the request required by the lead-in clause of the first paragraph of Section 2.1; provided, however, that if (i) in the good faith judgment of the Board of Directors of the Company, such registration would be seriously detrimental to the Company and the Board of Directors of the Company concludes, as a result, that it is essential to defer the filing of such registration statement at such time, and (ii) the Company shall furnish to such Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company for such registration statement to be filed in the near future and that it is, therefore, essential to defer the filing of such registration statement, then the Company shall have the right to defer such filing for the period during which such disclosure would be seriously detrimental, provided that (except as provided in clause (C) of Section 2.1) the Company may not defer the filing for a period of more than sixty (60) days after receipt of the request of the Holders, and, provided further, that the Company shall not defer its obligation in this manner more than once in any twelve-month period. The registration on Form S-3 pursuant to this Section 2 shall not be underwritten, and such registration statement shall be kept effective no longer than one hundred eighty (180) days. The registration statement filed pursuant to this Section 2 may include, at the Company's election, securities of the Company being sold for the account of the Company.

        3.      COMPANY REGISTRATION.

        If (but without any obligation to do so) prior to the termination of the Company's obligations hereunder as set forth in Section 10 hereof, the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its Common Stock under the Securities Act in connection with a firmly underwritten public offering solely of such Common Stock and solely for cash (other than a registration on any form that does not include substantially the same

                                                            Page 20 of 27 pages

information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of the Holder given within 10 days after mailing of such notice by the Company in accordance with Section 11.2 of this Agreement, the Company shall, subject to the provisions of Section 6 hereof, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered.

        4.      OBLIGATIONS OF THE COMPANY.

        Whenever required under this Agreement to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible and subject to Section 2 hereof, as applicable:

        4.1 Prepare and file with the Commission a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective.

        4.2 Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

        4.3 Furnish to the Holders covered by such registration statement such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of such Registrable Securities.

        4.4 Use all reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders thereof, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

        4.5 Except for registrations effectuated pursuant to Section 2.1, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

        4.6 Notify each Holder covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

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                                                            Page 21 of 27 pages

        4.7 List, within 10 days after the date hereof, the Shares for trading on the Nasdaq National Market.

        4.8 Use all reasonable efforts to remain eligible to use Form S-3 for registration of its securities.

        5.      PROVISION OF INFORMATION.

        It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be reasonably required to effect the registration of the Registrable Securities.

        6.      EXPENSES.

        The Company shall bear and pay all expenses incurred by the Company in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Sections 2 and 3 hereof for each Holder thereof (which right may be assigned as provided in Section 9 hereof), including (without limitation) all registration, filing and qualification fees, printers' and accounting fees relating or apportionable thereto, fees and disbursements of counsel for the Company, and of one counsel to the selling Holders (not to exceed $10,000), blue sky fees and expenses, including fees and disbursements of counsel related to all blue sky matters, the expenses of providing materials pursuant to Section 4.3 hereof, but excluding all underwriting discounts and commissions relating to Registrable Securities, which shall be borne by the Holders; provided, however, that the Company shall be required to bear and pay such expenses only with respect to the first two registrations effected pursuant to Section 2. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses); provided, however, that if at the time of such withdrawal, such Holders have learned of a material adverse change in the condition, business or prospects of the Company from that known to such Holders at the time of their request, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 2.

        7.      UNDERWRITING REQUIREMENTS.

        In connection with any offering involving an underwriting of shares of Common Stock, the Company shall not be required under Section 3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity as will not, in the opinion of the underwriters, jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount

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                                                            Page 22 of 27 pages

of securities sold other than by the Company that the underwriters reasonably believe compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters believe will not jeopardize the success of the offering. Subject to any contractual rights of other selling stockholders, the securities so included shall be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders, but in no event shall any shares being sold by a stockholder exercising a demand registration right be excluded from such offering. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder that is a Holder of Registrable Securities and that is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling stockholder," and any pro rata reduction with respect to such "selling stockholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling stockholder," as defined in this sentence.

        8.      INDEMNIFICATION.

        In the event any Registrable Securities are included in a registrations statement under this Agreement:

        8.1 To the extent permitted by law, the Company will indemnify and hold harmless each Holder of such Registrable Securities, the officers and directors of each such Holder, any underwriter (as defined in the Securities
Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or
(iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will reimburse each such Holder, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 8.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for

                                                            Page 23 of 27 pages

any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, officer, director, underwriter or controlling person.

        8.2 To the extent permitted by law, each selling Holder (severally but not jointly) will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities in such registration statement or any of its directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities to which the Company or any such director, officer or underwriter or controlling person, or other such Holder or director, officer or controlling person may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or controlling person, other Holder, officer, director, or controlling person in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 8.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that in no event shall any indemnity under this Section 8.2 exceed the gross proceeds received by such Holder from the sale of Registrable Securities as contemplated hereunder.

        8.3     Promptly after receipt by an indemnified party under this
Section 8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 8.

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                                                            Page 24 of 27 pages

        8.4 The obligations of the Company and Holders under this Section 8 shall survive the completion of any offering of Registrable Securities in a registration statement under this Agreement, and otherwise.

        9.      ASSIGNMENT OF REGISTRATION RIGHTS.

        The rights to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned by a Holder only to a transferee or assignee who becomes the holder of three hundred thousand (300,000) shares of Registrable Securities; provided, that the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that the rights so assigned shall be effective only if the transferee or assignee continues to be a wholly-owned subsidiary of a Holder.

        10.     TERMINATION OF REGISTRATION RIGHTS.

        The Company's obligations pursuant to this Agreement shall terminate as to any Holder of Registrable Securities on the earlier to occur of (i) the second anniversary of the Closing Date as defined in the Stock Purchase Agreement and (ii) such time when all Registrable Securities held by the Holder may be sold pursuant to Rule 144 under the Securities Act during any three-month period.

        11.     MISCELLANEOUS.

        11.1 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

        11.2 NOTICES. Unless otherwise provided, any notice, request, demand or other communication required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified, or when sent by telecopier (with receipt confirmed and promptly confirmed by personal delivery, U.S. first-class mail or carrier), or overnight courier service, or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed as follows (or at such other address as a party may designate by notice to the other):

        If to the Company:

        S3 Incorporated
        2841 Mission College Blvd.
        Santa Clara, California 95054
        Attention:  President
        Telecopier: (408) 588-8050

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                                                            Page 25 of 27 pages

        with a copy to:

        Pillsbury Madison & Sutro LLP
        2550 Hanover Street
        Palo Alto, California 94304
        Attention:  Jorge A. del Calvo, Esq.
        Telecopier: (650) 233-4545

        If to the Investor:

        VIABASE, Inc. (BVI)
        Omar Hodge Building
        Wickhams Cay 1
        P.O. Box 362
        Road Town
        Tortola, British Virgin Island
        Attention:  President
        Telecopier: __________________

        and to

        Heller Ehrman White & McAuliffe
        525 University Avenue
        Palo Alto, CA 94301
        Attention: Sarah A. O'Dowd, Esq.
        Telecopier: (650) 324-0638

        11.3 WAIVERS. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the party against whom such waiver is sought to be enforced. No waiver by either party of any default with respect to any provision, condition or requirement hereof shall be deemed to be a continuing waiver in the future thereof or a waiver of any other provision, condition or requirement hereof; nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

        11.4 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable, invalid or void by a court of competent jurisdiction, such provision shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

        11.5    ENTIRE AGREEMENT; AMENDMENTS.

        (a) Except as otherwise provided herein or in the Stock Purchase Agreement, this Agreement contains the entire understanding of the parties with respect to the matters covered herein and supersedes all prior agreements and understandings, written or oral, between the parties relating to the subject matter hereof.

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
                                                            Page 26 of 27 pages

        (b) Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Registrable Securities then outstanding, each future holder of all such Registrable Securities, and the Company.

        11.6 GOVERNING LAW. This Agreement shall be governed by and construed under the laws of the State of Delaware (irrespective of its choice of law principles).

        11.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        11.8 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Any reference in this Agreement to a statutory provision or rule or regulation promulgated thereunder shall be deemed to include any similar successor statutory provision or rule or regulation promulgated thereunder.

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                                                            Page 27 of 27 pages

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                       S3 INCORPORATED


                                       By /s/ Walter D. Amaral
                                          --------------------------------------
                                       Name Walter D. Amaral
                                            ------------------------------------
                                       Title SR VP & CFO
                                             -----------------------------------


                                       VIABASE, INC. (BVI)


                                       By /s/ Jonathan Chang
                                          --------------------------------------
                                       Name Jonathan Chang
                                            ------------------------------------
                                       Title VP Operations
                                             -----------------------------------



                                      -11-